THE ASSET PROGRAM, INC.

GLOBAL OPPORTUNITY PORTFOLIO

SERIES 2

FILE # 811-7177

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
3/02/2000	Palm, Inc.	$3,800	$874,000,000	Goldman Sachs

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